EX 99.28(p)(13)

INSIDER INFORMATION PROCEDURES

Waddell & Reed Investment Management Company

Ivy Investment Management Company

The Code of Ethics' Policy Statement on Insider Trading establishes the prohibition on insider trading by Waddell & Reed Investment Management Company and Ivy Investment Management Company (collectively, the Advisers).  The prohibition also covers both trading securities while aware of nonpublic information and the unlawful dissemination of such information to others.  The purpose of this Insider Information Procedure is to give more precise and more definitive procedures for some situations, so that subject persons may avoid unintentional violations and seek guidance when necessary.  The two situations explicitly covered are:

•        Communications from expert matching services
•        Communications from issuers and underwriters of nonpublic securities/loans

Communications from Expert Matching Services

1.
Expert Matching Services ("EMS") are firms that specialize in arranging contacts between the Advisers' investment staff and various industry experts for advice to assist with investment research.  These industry experts are typically not employees of the EMS firms, but are consultants within the EMS' network.  Other terms are used to refer to these services, including but not limited to "expert networks", and "primary research."  The intent in using these services is to gain a better understanding of a company, industry, or product, primarily related to more complex or technical subjects.  The intent in communicating with the "experts" is not to obtain material nonpublic information.

2.
It is the Advisers' policy to inform the EMS that an industry expert is not to provide the Advisers with information that could compromise the ability to trade public securities of any issuer.  To that end, the Adviser will receive written representations from the EMS that the EMS will not provide material non-public information.  If the EMS is not willing to provide written assurances to this affect, the service will not be utilized and that fact should be immediately communicated to management (such as either the CIO or DofR).  Compliance will be notified of all EMS relationships.

3.
If a portfolio manager or analyst encounters inside information or thinks that he or she might have encountered inside information, they must report the incident immediately to the Director of Research or the Chief Investment Officer, to determine if it was material non-public information.

4.	An individual employee may not engage an EMS without the firm's knowledge and consent.

Communications from Issuers and Underwriters of Nonpublic Securities/Loans

1.
There are occasions where the Advisers will need to research private securities, private placements, and bank loans which, in the normal course, may disclose material non-public information.  If the Advisers have the opportunity to invest in the public securities of the same issuer, the wall crossing parties shall not communicate any non-public information to anyone else.  The Advisers is prohibited from using any non-public information to trade in any public securities.

2.	An employee of the Advisers in receipt of material non-public information will take the following precautions:

a.
Notify the Investment Management Compliance Department via e-mail or phone call immediately.  The parties in possession of material non-public information will not trade in the public securities of the same issuer.

b.	Refrain from communicating to others (outside compliance or a supervisor) any of the details of the nonpublic information.

c.
The Compliance Department will maintain a list of all restricted securities at all times and utilize the compliance rules within the Charles River system to attempt to intercede on transactions by the Advisers in all restricted securities.  The Investment Management Compliance Department will also maintain a Restricted List for purposes of the Advisers' Code of Ethics policies related to personal trading by employees of the Advisers.

d.
In order to prevent inadvertent cross-communication, it is recommended that employees of the Advisers segregate records between public and nonpublic information, whether physical files or deal collaboration websites, such as http:www.intralinks.com/ or https:www.syndtrak.com/.

e.	If an employee of the Advisers is uncertain how to handle a situation, he or she should consult with their supervisor or with the Investment Management Compliance Department.

i.	Typical reasons for consultation are:

1.	Determining the materiality of nonpublic information

2.	Determining what can be said, if anything, to co-workers about an issuer.

3.	Determining when such information may no longer be deemed to be material, non public information.

Effective October 2011	Page 2 of 2